==============================================================================
     As filed with the Securities and Exchange Commission on May 28, 1997
                                                   Registration No. 333-______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          DEAN WITTER, DISCOVER & CO.

         (to be renamed Morgan Stanley, Dean Witter, Discover & Co. )
            (Exact name of registrant as specified in its charter)

               Delaware                                     36-3145972
     (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or organization)                    Identification Number)

                          Two World Trade Center
                         New York, New York 10048
                              (212) 392-2222
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                        Christine A. Edwards, Esq.
                   Executive Vice President and General
                                  Counsel
                        Dean Witter, Discover & Co.
                          Two World Trade Center
                         New York, New York 10048
                              (212) 392-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies To:

       Joseph W. Armbrust, Esq.                 John M. Brandow, Esq.
           Brown & Wood LLP                     Davis Polk & Wardwell
        One World Trade Center                  450 Lexington Avenue
       New York, New York 10048               New York, New York 10017


               Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
           Title of each                                       Proposed maximum            Proposed maximum
        class of securities               Amounts to            offering price            aggregate offering         Amount of
         to be registered               be registered           per security (1)               price (1)           registration fee
-----------------------------------------------------------------------------------------------------------------------------------

Currency Warrants, Index Warrants
 and Interest Rate Warrants.......        $1,000,000                   100%                    $1,000,000                 $304
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) This registration statement also relates to offers and sales of warrants in connection with market-making transactions by and through affiliates of the Registrant.

               As previously disclosed in Dean Witter, Discover & Co.'s Current Report on Form 8-K dated February 4, 1997, Dean Witter, Discover & Co. and Morgan Stanley Group Inc. announced a definitive agreement to merge (the "Merger"). It is expected that, effective May 31, 1997, Morgan Stanley Group Inc. will merge with and into Dean Witter, Discover & Co., which will be the surviving corporation in the Merger and will continue its corporate existence under Delaware law under the name "Morgan Stanley, Dean Witter, Discover & Co." The following Prospectus relates to Morgan Stanley, Dean Witter, Discover & Co. giving effect to the completion of the Merger.

               The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to Section 8(a), may determine.

==============================================================================


PROSPECTUS (Subject to Completion, Issued May 28, 1997)

                Morgan Stanley, Dean Witter, Discover & Co.

                             CURRENCY WARRANTS
                              INDEX WARRANTS
                          INTEREST RATE WARRANTS
                              ---------------


               Morgan Stanley, Dean Witter, Discover & Co. (the "Company") may offer and issue from time to time (i) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to the right to purchase ("Currency Call Warrants") or the right to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a specified amount or specified amounts of one or more currencies or currency units or any combination thereof for a specified amount or specified amounts of one or more different currencies or currency units or any combination thereof, (ii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants" and, together with the Index Put Warrants, the "Index Warrants") in the level of a specified index (an "Index") or in the levels (or relative levels) of two or more Indices or combinations of Indices, which Index or Indices may be based on one or more stocks, bonds or other securities, one or more interest rates, one or more currencies or currency units, or any combination of the foregoing, and (iii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Increase Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate, interest rate swap rate or other rate established from time to time by one or more specified financial institutions (the "Rate") or in any combination of Debt Instruments and/or Rates. This Prospectus relates to the issuance of Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Warrants") having an aggregate initial offering price of up to U.S. $1,000,000 or the equivalent thereof if the offering price of the Warrants is denominated in a foreign currency or currency unit. The Warrants will be offered on terms to be determined at the time of the offering. A Warrant will not entitle the holder of a Warrant (a "Warrantholder") to take delivery of or to make delivery of any currency, currency unit or security.

The Warrants involve a high degree of risk. See "Risk Factors Relating to the Warrants" beginning on page 4 of this Prospectus.

               The accompanying Prospectus Supplement will set forth the specific terms of the Warrants offered thereby, including whether such Warrants are Currency Warrants, Index Warrants or Interest Rate Warrants, the specific designation, aggregate number of Warrants, the currency or currency unit for which the Warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price (if applicable) is payable, the method of calculation of the cash settlement value, the first and last dates on which such Warrants may be exercised, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the manner in which such Warrants may be exercised, the securities exchange on which such Warrants will be listed, the initial public offering price, a discussion of certain United States federal income tax or other special considerations applicable thereto and any other terms in connection with such Warrants.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.


               The Warrants may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

               Following the initial distribution of an issue of Warrants, Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley & Co. Incorporated ("MS & Co."), Dean Witter International Ltd. ("DWIL"), Morgan Stanley International Limited ("MSIL") and other affiliates of the Company may offer and sell previously issued Warrants in the course of their businesses as broker-dealers. DWR, MS & Co., DWIL, MSIL and such other affiliates may act as a principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by DWR, MS & Co., DWIL, MSIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.



                          MORGAN STANLEY DEAN WITTER
June     , 1997


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither this Prospectus nor the Prospectus Supplement constitute an offer to sell or a solicitation of an offer to buy Warrants by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              ---------------


                           AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Website is http:/www.sec.gov. The Company's Common Stock, par value $0.01 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

               This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Warrants. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                              ---------------


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission under the Exchange Act by Dean Witter, Discover & Co. ("Dean Witter Discover") (to be renamed Morgan Stanley, Dean Witter, Discover & Co. on May 31, 1997 in connection with the merger of Morgan Stanley Group Inc. ("Morgan Stanley") with and into Dean Witter Discover) are incorporated herein by reference:

              (a) Annual Report on Form 10-K for the fiscal period ended December 31, 1996;

              (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

              (c) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997 (two reports), February 20, 1997, February 27, 1997, February 28, 1997, April 15, 1997, April 17, 1997 (two reports), April 30, 1997 and June 2, 1997.

               The following documents previously filed with the Commission under the Exchange Act by Morgan Stanley, a predecessor of the Company, are incorporated herein by reference:

              (a) Annual Report on Form 10-K for the fiscal period ended November 30, 1996;

              (b) Quarterly Report on Form 10-Q for the quarter ended February 28, 1997; and

              (c) Current Reports on Form 8-K dated December 18, 1996, December 26, 1996, January 7, 1997, January 24, 1997, February 4, 1997, February 5, 1997, February 20, 1997, February 21, 1997, February 28, 1997, March 27, 1997, April 14, 1997, April 17, 1997 and April 30, 1997.

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Warrants and (ii) the date on which DWR, MS & Co., DWIL, MSIL and other affiliates of the Company cease offering and selling previously issued Warrants shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1585 Broadway, New York, New York 10036, Attention: Investor Relations (telephone number (212)

762-8131).


                              ---------------


               CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE WARRANTS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE WARRANTS OR OTHER SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE WARRANTS. SPECIFICALLY, THE UNDERWRITERS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE WARRANTS OR OTHER SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT.


                                  THE COMPANY

               Dean Witter, Discover & Co. ("Dean Witter Discover") and Morgan Stanley Group Inc. ("Morgan Stanley") have entered into a merger agreement pursuant to which the parties agreed to merge Morgan Stanley with and into Dean Witter Discover (the "Merger"). The Merger is subject to customary closing conditions, including the approval of the stockholders of both companies. Meetings of the stockholders of both companies were held on May 28, 1997 and stockholder approvals were obtained. The Merger is expected to be effective as of May 31, 1997. The following description of the Company, and all references to the Company in this Registration Statement, assume that the Merger has occurred. Pursuant to the Merger, the combined company will be named Morgan Stanley, Dean Witter, Discover & Co.

               Morgan Stanley, Dean Witter, Discover & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses -- securities, asset management and credit services. The Company is a combination of Dean Witter Discover and Morgan Stanley pursuant to a merger (the "Merger") that was effected on May 31, 1997 in which Morgan Stanley was merged with and into Dean Witter Discover. The Company combines three well recognized brands in the financial services industry: Discover([Registered]) Card, Morgan Stanley and Dean Witter. The Company combines Morgan Stanley's global strengths in investment banking, including in the origination of quality underwritten public offerings and mergers and acquisitions, institutional sales and trading and global asset management with Dean Witter Discover's strengths in providing investment and asset management services to its customers and in providing quality consumer credit products to its customers, primarily through its Discover Card brand. At December 31, 1996, the Company had the third largest account executive sales organization in the United States, with approximately 9,100 professional account executives and 371 branches, and one of the largest global asset management operations, with total assets under management and administration of approximately $271 billion. In addition, based on its approximately 39 million general purpose credit card accounts as of December 31, 1996, the Company is the nation's largest credit card issuer as measured by number of accounts and cardmembers.

               The Company conducts its business from its head office in New York City, regional offices and branches throughout the United States, and through 28 principal offices in 19 countries outside the United States. Dean Witter Discover was incorporated under the laws of the State of Delaware in 1981 and its predecessor companies date back to 1924. Morgan Stanley was incorporated under the laws of the State of Delaware in 1975 and its predecessor companies date back to 1935. The Company's principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Unless the context otherwise requires, the term "Company" means Morgan Stanley, Dean Witter, Discover & Co. and its consolidated subsidiaries.


                                USE OF PROCEEDS

               Substantially all of the net proceeds from the issue of the Warrants will be used to hedge the obligations represented by the Warrants. Any remaining net proceeds will be used for general corporate purposes.


                     RISK FACTORS RELATING TO THE WARRANTS

               The Warrants are speculative and involve a high degree of risk, including the risk that the Warrants will expire worthless except for the minimum expiration value, if any, of such Warrants. Investors should therefore be prepared to sustain a total loss of the purchase price of the Warrants. Investors who consider purchasing Warrants should be experienced with respect to interest rate, currency and option transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in the light of their particular circumstances and the information set forth below and under "Description of the Warrants" as well as additional information contained in the Prospectus Supplement.

               The Warrants are not standardized options of the type issued by The Options Clearing Corporation (the "OCC"), a clearing agency regulated by the Commission. Unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value, Minimum Expiration Value or Cancellation Amount (as each such term may be defined in the applicable Prospectus Supplement), as applicable, upon exercise, expiration or cancellation of the Warrants, as the case may be. The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Further, the market for the Warrants is not expected to be generally as liquid as the market for some OCC standardized options.

               Options and warrants pose risks to investors as a result of fluctuations in the value of the underlying investment interests. In general, certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate or sovereign issuers. However, unlike options or warrants on equity or debt securities, which are priced primarily on the basis of the value of a single underlying security, the trading value of a Warrant is likely to reflect, in part, the present and expected values of the applicable currency, index, interest rate or security.

               The purchaser of a Warrant, other than a Warrant having a Minimum Expiration Value, may lose its entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the level of the applicable currency, index, interest rate or security, become worthless when it expires or is canceled except to the extent of the Minimum Expiration Value, if any, of such Warrant. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration or cancellation, the greater the risk that a purchaser of the Warrant will lose all (except to the extent of any Minimum Expiration Value) or part of its investment. This means that the purchaser of a Warrant who does not sell it in the secondary market or exercise it prior to expiration or cancellation could lose its entire investment (except to the extent of any Minimum Expiration Value) in the Warrant upon expiration or cancellation if, in the case of a put Warrant, the value of the applicable currency, index, interest rate or security at expiration or cancellation is greater than or equal to the exercise price, and, in the case of a call Warrant, such value is less than or equal to the exercise price.

               The fact that Warrants may become significantly less valuable upon expiration or cancellation means that a purchaser of a Warrant must generally be correct about both the direction and magnitude of any anticipated change in the applicable currency, index, interest rate or security and also correct about when that change will occur. If the value of the applicable currency, index, interest rate or security does not decline in the case of a put Warrant, or increase in the case of a call Warrant, before such Warrant expires or is canceled to an extent sufficient (after giving effect to any relevant currency exchange rate movements in the case of a Warrant whose Cash Settlement Value depends on currency exchange rates) to cover an investor's cost of purchasing the Warrant (i.e., the purchase price plus transaction costs, if any), the investor may lose all (except to the extent of any Minimum Expiration Value) or a part of its investment in the Warrant upon expiration or cancellation.


                          DESCRIPTION OF THE WARRANTS

               The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of each issue of Warrants will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below. The Company will have the right to "reopen" a previous issue of Warrants and to issue additional Warrants of such issue.

               The Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into among the Company, MS & Co., as determination agent, and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. MS & Co. is a wholly-owned subsidiary of the Company.

Currency Warrants

               The Company may issue Currency Warrants (a) in the form of Currency Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount shall be determined by reference to the right to sell a specified amount or amounts of one or more currencies or currency units or any combination thereof (a "Base Currency" or the "Base Currencies") for a specified amount or amounts of one or more different currencies or currency units or any combination thereof (a "Reference Currency" or the "Reference Currencies"), (b) in the form of Currency Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Currency Warrant Cash Settlement Value, which amount shall be determined by reference to the right to purchase a specified amount or amounts of a Base Currency or Base Currencies for a specified amount or amounts of a Reference Currency or Reference Currencies, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

               The Prospectus Supplement will describe the terms of the Currency Warrants offered thereby and the Currency Warrant Agreement relating to such Currency Warrants, including the following: (1) the title or designation of such Currency Warrants; (2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants;
(4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value of each Currency Warrant; (9) whether and under what circumstances a Minimum and/or Maximum Expiration Value (each as shall be defined in the Prospectus Supplement) is applicable upon the expiration of such Currency Warrants; (10) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event (each as shall be defined in the Prospectus Supplement) and the circumstances that constitute such events; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise;
(13) the maximum number, if any, of such Currency Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency
Warrants may be canceled by the Company prior to the Currency Warrant Expiration Date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) whether such Currency Warrants will be issued in certificated or book-entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Currency Warrants in certificated or book-entry form; (20) if such Currency Warrants are not issued in book-entry form, the place or places and time or times at which payments in respect of such Currency Warrants are to be made by the Company; (21) if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and
(22) any other terms of such Currency Warrants.

               Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants".

Index Warrants

               The Company may issue Index Warrants (a) in the form of Index Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Index Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount will be determined by reference to the amount, if any, by which the Strike Level or Base Value (as the applicable term shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise exceeds the Spot Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Index Warrant Cash Settlement Value, which amount will be determined by reference to the amount, if any, by which the Spot Value on the applicable valuation date following exercise exceeds the Strike Level or Base Value, as applicable, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

               The Prospectus Supplement will describe the terms of the Index Warrants offered thereby and the Index Warrant Agreement relating to such Index Warrants, including the following: (1) the title or designation of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Warrant Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which Index or Indices may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign Index or an Index based on one or more securities, interest rates or currencies selected by the Company solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants or otherwise; (8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if the Index changes or ceases to be made available by the publisher of the Index;
(9) the formula for determining the Index Warrant Cash Settlement Value of each Index Warrant (including the definition of the Spot Value and the Strike Level or Base Value for such Index Warrants); (10) the circumstances, if any, under which a Minimum and/or Maximum Expiration Value is applicable upon the expiration of such Index Warrants; (11) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event and the circumstances that constitute such events; (12) the date (the "Index Warrant Exercise Date") on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be canceled by the Company prior to the Index Warrant Expiration Date; (17) any provisions permitting a Warrantholder to condition any exercise notice on the absence of certain specified changes in the Spot Value or the Base Value after the Index Warrant Exercise Date; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) whether such Index Warrants will be issued in certificated or book-entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Index Warrants in certificated or book-entry form; (22) if such Index Warrants are not issued in book-entry form, the place or places and time or times at which payments in respect of such Index Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

               Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants".

Interest Rate Warrants

               The Company may issue Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount or Base Amount
(as the applicable term shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise, (b) in the form of Interest Rate Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Interest Rate Cash Settlement Value, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or Base Amount, as applicable, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount will be a fixed yield or price of a Debt Instrument, a Rate or any combination of prices and/or yields and/or Rates. The Base Amount will be a yield, price or Rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The applicable Rate will be one or more interest rates or interest rate swap rates or other rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

               The Prospectus Supplement will describe the terms of the Interest Rate Warrants offered thereby and the Interest Rate Warrant Agreement relating to such Interest Rate Warrants, including the following: (1) the title or designation of such Interest Rate Warrants; (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such
Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value of each Interest Rate Warrant; (10) whether and under what circumstances a Minimum and/or Maximum Expiration Value is applicable upon the expiration of such Interest Rate Warrants; (11) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event and the circumstances that constitute such events; (12) the date (the "Interest Rate Warrant Exercise Date") on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be canceled by the Company prior to the Interest Rate Warrant Expiration Date; (17) any provisions permitting a Warrantholder to condition any exercise on the absence of certain specified changes in the Spot Amount after the Interest Rate Warrant Exercise Date; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) whether such Interest Rate Warrants will be issued in certificated or book-entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Interest Rate Warrants in certificated or book-
entry form;  (22) if such Interest Rate Warrants are not issued in book-
entry form, the place or places and time or times at which payments in respect of such Interest Rate Warrants are to be made by the Company;  (23)
if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

               Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants".

Certain Items Applicable to all Warrants

               Modifications

               Each Warrant Agreement and the terms of each issue of Warrants may be amended by the Company, the Determination Agent and the applicable Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the owners of the then outstanding unexercised Warrants in any material respect.

               The Company, the Determination Agent and the applicable Warrant Agent may also modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Warrants or reduces the percentage of outstanding Warrants, the consent of whose owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants, may be made without the consent of the owners affected thereby.

               Enforceability of Rights; Governing Law

               Each Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof. A Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its obligations under the applicable Warrant Agreement including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon the Company. Warrantholders may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, and to receive payment, if any, for their Warrants. Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York.

               Unsecured Obligations of the Company

               The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of DWR and MS & Co.) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.

               Exercise of Warrants

               Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date and (b) if not exercised prior to expiration, the Warrants will be deemed automatically exercised at expiration. As described below, Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Warrants will be set out in the applicable Prospectus Supplement.

               Exercise Limitation Events and Extraordinary Events

               If so specified in the applicable Prospectus Supplement, following the occurrence of an Exercise Limitation Event or Extraordinary Event (as each term shall be defined therein), the Cash Settlement Value of a Warrant may be determined on a different basis than upon normal exercise of a Warrant. In addition, if so specified in the applicable Prospectus Supplement, Warrants may, in certain circumstances, be canceled by the Company prior to the Expiration Date and the holders thereof will be entitled to receive only the applicable Cancellation Amount (as such term shall be defined therein). The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

               Settlement Currency

               Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants.
Warrantholders will not receive any interest on any payments made with respect to the Warrants and the Warrants will not entitle the Warrantholders to any rights of holders of currencies, securities or other instruments underlying the Warrants. If any of the Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by the Company in respect of any issue of Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in the applicable Prospectus Supplement relating thereto.

               Listing

               Unless otherwise provided in the Prospectus Supplement, each issue of Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective. The Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of the Company not to seek delisting of such Warrants from, or permanent suspension of their trading on, the exchange on which they are listed.

Form of Warrants

               The Company intends to issue Warrants in registered, certificated form ("Definitive Warrants") or in book-entry form. In the event the Company originally issues Definitive Warrants, it may provide that Warrantholders may convert Definitive Warrants into Warrants in book-entry form. The Prospectus Supplement will indicate and further describe the form in which the Company will issue the Warrants and whether and on what terms the option to convert Warrants from definitive to book-entry form will be available.

               Book-entry Form

               In the event any Warrants are issued in book-entry form, such Warrants will be represented by a single global warrant certificate (the "Global Warrant Certificate"). Each Global Warrant Certificate will be registered in the name of the nominee of the depository for the Warrants. Initially, the depository (the "Depository") will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that initially its nominee will be CEDE & Co. ("CEDE"). Accordingly, CEDE is expected to be the registered holder of such Warrants. No Warrantholder will be entitled to receive a certificate representing such holder's interest in such Warrants except as set forth herein or in the Prospectus Supplement.

               DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

               Warrantholders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Warrants may do so only through Participants and Indirect Participants. In addition, Warrantholders will receive the Cash Settlement Value and, if applicable, the Cancellation Amount or Minimum and/or Maximum Expiration Value payable in respect of any Warrant from the Warrant Agent through Participants. Warrantholders may experience a delay of a few business days in their receipt of payments, since such payments will be forwarded by the Warrant Agent to DTC, and DTC will forward such payments to Participants. Such Participants will then forward such payments to Indirect Participants or Warrantholders. In the case of automatic exercise or cancellation of the Warrants, a delay of a few business days may also occur since such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payments to Participants for delivery to Indirect Participants or Warrantholders. Warrantholders will not be recognized by the Warrant Agent as registered holders of Warrants. Warrantholders that are not Participants will be permitted to exercise their rights as beneficial owners of the Warrants only indirectly through Participants.

               Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC will be required to (a) make book entry transfers of Warrants among Participants and (b) receive and transmit payments of the Cash Settlement Value and, if applicable, the Cancellation Amount or Minimum and/or Maximum Expiration Value payable in respect of any Warrant. Participants and Indirect Participants with which Warrantholders have accounts with respect to the Warrants similarly will be required to direct that book entry transfers be made and receive and transmit such payments on behalf of their respective Warrantholders.

               If Warrants are in book-entry form, Warrantholders may experience a delay of a few business days in receipt of payments, since, in the case of exercise by Warrantholders, such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payment to its Participants. Participants will then forward such payments to Indirect Participants or Warrantholders. In the case of automatic exercise or cancellation of the Warrants, a delay of a few business days may also occur since such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payments to Participants for delivery to Indirect Participants or Warrantholders. Because DTC can only act on behalf of Participants, who in turn may act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other approved persons, the ability of a Warrantholder to pledge Warrants in book-entry form to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Warrants, may be limited due to the absence of physical certificates for such Warrants.

               DTC has advised the Company that it will take any action permitted to be taken by a Warrantholder under the Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC the Warrants are credited.

               Unless otherwise specified in the Prospectus Supplement, Warrants in book-entry form will be converted into Definitive Warrants only
(i) if the Company advises the Warrant Agent in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Warrants and a successor depository is not appointed by the Company within 90 days, (ii) the Company, at its option, elects not to have the Warrants represented by Global Warrant Certificates, or (iii) in the event the Company is adjudged bankrupt or insolvent or certain other bankruptcy or insolvency events occur.

               Upon the occurrence of any event described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Definitive Warrants. Upon surrender by DTC of the Global Warrant Certificate representing the affected Warrants and instructions for re-registration, the Warrant Agent will reissue such Warrants as Definitive Warrants, and thereafter the Warrant Agent will recognize the holders of such Definitive Warrants as registered holders of Warrants entitled to the benefits of the applicable Warrant Agreement.

               Definitive Warrants

               In the event Definitive Warrants are issued, the Warrant Agent will from time to time register the transfer of any outstanding Definitive Warrant certificate upon surrender thereof at the Warrant Agent's office duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent duly executed by, the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a member of a national securities exchange. A new Definitive Warrant certificate will be issued to the transferee upon any such registration of transfer.

               At the option of a Warrantholder, Definitive Warrant certificates may be exchanged for other Definitive Warrant certificates representing a like number of Definitive Warrants, upon surrender to the Warrant Agent at the Warrant Agent's office of the Definitive Warrant certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Definitive Warrant certificates of like tenor and representing such like number of Definitive Warrants.

               In the event that, after any exercise of Definitive Warrants evidenced by a Definitive Warrant certificate, the number of Definitive Warrants exercised is fewer than the total number of Definitive Warrants evidenced by such certificate, a new Definitive Warrant certificate evidencing the number of Definitive Warrants not exercised will be issued to the registered holder or his assignee.

               If any Definitive Warrant certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Definitive Warrant certificate or in replacement for such lost, stolen or destroyed Definitive Warrant certificate, a new Definitive Warrant certificate representing a like number of Definitive Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Definitive Warrant certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Definitive Warrant certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In case all of the Definitive Warrants represented by any such mutilated, lost, stolen or destroyed Definitive Warrant certificate have been or are about to be exercised (including upon automatic exercise), the Company in its discretion may, instead of issuing a new Definitive Warrant certificate, direct the Warrant Agent to treat such Definitive Warrant certificate the same as if the Warrant Agent had received an exercise notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

               No service charge will be made for any registration of transfer or exchange of Definitive Warrant certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Definitive Warrant certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.


                             PLAN OF DISTRIBUTION

               The Company may sell the Warrants being offered hereby in three ways: (i) through agents, (ii) through underwriters and (iii) through dealers. Any such underwriters, dealers or agents in the United States will include DWR and/or MS & Co., and any such underwriters, dealers or agents outside the United States will include DWIL, MSIL or other affiliates of the Company.

               Offers to purchase Warrants may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Warrants in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

               If any underwriters are utilized in the sale of the Warrants in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Warrants in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

               If a dealer is utilized in the sale of the Warrants in respect of which this Prospectus is delivered, the Company will sell such Warrants to the dealer, as principal. The dealer may then resell such Warrants to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

               In order to facilitate the offering of the Warrants, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Warrants or other securities the prices of which may be used to determine payments on such Warrants. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Warrants for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Warrants or of any such other securities, the underwriters may bid for, and purchase, the Warrants or any such other securities in the open market. Finally, in any offering of the Warrants through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Warrants in the offering if the syndicate repurchases previously distributed Warrants in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Warrants above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

               Any underwriters, agents or dealers utilized in the initial offering of Warrants will not confirm sales to accounts over which they exercise discretionary authority.

               DWR, MS & Co., DWIL and MSIL are wholly owned subsidiaries of the Company. Each initial offering of Warrants in which DWR and/or MS & Co. participates will be conducted in compliance with the requirements of Rule
2720 of the National Association of Securities Dealers, Inc. (the "NASD"). Under the provisions of Rule 2720, when a NASD member such as DWR or MS & Co. distributes securities of an affiliate that are not equity securities for which a bona fide independent market exists or a class of securities rated investment grade or better, the price of the securities can be no higher than that recommended by a "Qualified Independent Underwriter" meeting certain standards. Unless otherwise specified in the Prospectus Supplement, Donaldson, Lufkin & Jenrette Securities Corporation will act as the Qualified Independent Underwriter for the Warrants in respect of which this Prospectus is delivered and will receive a fee for such services specified in the applicable Prospectus Supplement. Under guidelines adopted by the NASD, the underwriting compensation payable in connection with any issue of Warrants under this Prospectus may not exceed 8%. Following the initial distribution of any Warrants, DWR, MS & Co., DWIL, MSIL and other affiliates of the Company may offer and sell such Warrants in the course of their business as broker-dealers. DWR, MS & Co., DWIL, MSIL and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by DWR, MS & Co., DWIL, MSIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of DWR, MS & Co., DWIL, MSIL or any such other affiliate is obligated to make a market in any Warrants and may discontinue any market-making activities at any time without notice.


                                 LEGAL MATTERS

               The validity of the Warrants will be passed upon for the Company by Brown & Wood LLP, or other counsel who is satisfactory to DWR, MS & Co., DWIL or MSIL, as the case may be, and who may be an officer of the Company. Certain legal matters relating to the Warrants will be passed upon for the Underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities.


                                    EXPERTS

               The supplemental consolidated financial statements and supplemental financial statement schedule of the Company and its subsidiaries, except Morgan Stanley, as of fiscal year end 1996 and 1995 and for each of the three years in the period ended fiscal year end 1996 included in the Company's Current Report on Form 8-K dated June 2, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. The financial statements and financial statement schedule of Morgan Stanley (supplementally consolidated with those of the Company) have been audited by Ernst & Young LLP, independent auditors, as stated in their reports incorporated herein by reference. Such supplemental consolidated financial statements and supplemental financial statement schedule have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.

               The consolidated financial statements of Dean Witter Discover incorporated by reference and included in Dean Witter Discover's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The consolidated financial statements of Morgan Stanley incorporated by reference and included in Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               With respect to the unaudited interim financial information of Dean Witter Discover for the periods ended March 31, 1997 and 1996, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for review of such information. However, as stated in their report included in Dean Witter Discover's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the registration prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.




                         MORGAN STANLEY, DEAN WITTER,
                                DISCOVER & CO.



                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution*


Commission Registration Fee.................         $   304.00
Stock Exchange Listing Fees.................                 **
Accounting Fees.............................                 **
Warrant Agent's Fees and Expenses...........                 **
Blue Sky Fees and Expenses..................                 **
Printing and Engraving Fees.................                 **
NASD Fee....................................             600.00
Legal Fees and Expenses.....................                 **
Miscellaneous...............................                 **
 Total......................................         $       **

----------
   * All amounts are estimated except for the Commission registration fee and the NASD fee.

  ** To be filed by amendment.


Item 15. Indemnification of Directors and Officers

               Article VIII of the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") of the Company and Section 6.07 of the Amended and Restated By-Laws ("By-Laws") of the Company, each as amended to date, provide for the indemnification of directors and officers. Under these provisions, any person who is a director or officer of the Company or a corporation the majority of the capital stock (other than directors' qualifying shares) of which is owned directly or indirectly by the Company (a "Subsidiary") shall be indemnified by the Company, to the fullest extent permitted by applicable law. The Company's Certificate of Incorporation and By-Laws also provide that the Company may, by action of the Board of Directors, provide indemnification to any person who is or was an employee or agent (other than a director or officer) of the Company or a Subsidiary and to any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Company or a Subsidiary, to the same scope and effect as the foregoing indemnification of directors and officers of the Company.

               The right to indemnification under the By-Laws includes the right to be paid the expenses incurred in connection with any proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

               Under the By-Laws, the Company has the power to purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a Subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company or a Subsidiary would have the power to indemnify him against such expense, liability or loss under the provisions of applicable law.

               The Company has in effect insurance policies in the amount of $75 million for general officers' and directors' liability insurance and $25 million for fiduciary liability insurance covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

               The form of Underwriting Agreement filed as Exhibit 1 hereto, and incorporated herein by reference, contains certain provisions relating to the indemnification of the Company's directors, officers and controlling persons.

Item 16. Exhibits

 1       --     Form of Underwriting Agreement.
 4.1     --     Form of Currency Warrant Agreement, with form of Definitive and Global Currency Warrant Certificates attached as
                Exhibits A and A-1 thereto.
 4.2     --     Form of Index Warrant Agreement, with form of Definitive and
                Global Index Warrant Certificates attached as Exhibits A
                and A-1 thereto.
 4.3     --     Form of Interest Rate Warrant Agreement, with form of
                Definitive and Global Interest Rate Warrant Certificates
                attached as Exhibits A and A-1 thereto.
 5       --     Opinion of Brown & Wood LLP (to be filed by amendment).
15       --     Letter of Awareness from Deloitte & Touche LLP concerning
                Unaudited Financial Information.
23.1     --     Consent of Ernst & Young LLP.
23.2     --     Consent of Deloitte & Touche LLP.
23.3     --     Consent of Brown & Wood LLP (included in Exhibit 5, which
                will be filed by amendment).
24       --     Powers of Attorney (included on signature pages).

ITEM 17.   Undertakings

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the warrants registered hereby, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the warrants offered therein, and the offering of such warrants at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of post-effective amendment any of the warrants being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the warrants offered herein, and the offering of such warrants at that time shall be deemed to be the initial bona fide offering thereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York, on the 28th day of May, 1997.


                                 DEAN WITTER, DISCOVER & CO.
                                 (Registrant)


                                 By: /s/ Philip J. Purcell
                                     ________________________________
                                     Name:  Philip J. Purcell
                                     Title: Chairman of the Board, Chief
                                            Executive Officer and Director


                               POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Mitchell M. Merin, Ronald T. Carman and Michael T. Gregg and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 28th day of May 1997.


           Signature                                Title
-----------------------------   ---------------------------------------------

  /s/ Philip J. Purcell         Chairman of the Board, Chief Executive
-----------------------------   Officer, and Director (Principal Executive
  Philip J. Purcell             Officer)

  /s/ Thomas C. Schneider       Executive Vice President and Chief Financial
-----------------------------   Officer and Director (Principal Financial
  Thomas C. Schneider           Officer)

  /s/ Robert P. Seass           Senior Vice President and Controller
-----------------------------   (Principal Accounting Officer)
  Robert P. Seass

  /s/ Edward A. Brennan         Director
-----------------------------
  Edward A. Brennan

  /s/ C. Robert Kidder          Director
-----------------------------
  C. Robert Kidder

  /s/ Miles L. Marsh            Director
-----------------------------
  Miles L. Marsh

  /s/ Michael A. Miles          Director
-----------------------------
  Michael A. Miles

  /s/ Clarence B. Rogers, Jr.   Director
-----------------------------
  Clarence B. Rogers, Jr.



                                 EXHIBIT INDEX


Exhibit                                                         Sequentially
Number                   Description                           Numbered Page
------                   ------------                          -------------

 1            Form of Underwriting Agreement.
 4.1          Form of Currency Warrant Agreement, with form
              of Definitive and Global Currency Warrant
              Certificates attached as Exhibits A and A-1
              thereto.
 4.2          Form of Index Warrant Agreement, with form of
              Definitive and Global Index Warrant Certificates
              attached as Exhibits A and A-1 thereto.
 4.3          Form of Interest Rate Warrant Agreement, with
              form of Definitive and Global Interest Rate
              Warrant Certificates attached as Exhibits A and
              A-1 thereto.
 5            Opinion of Brown & Wood LLP (to be filed by
              amendment).
15            Letter of Awareness from Deloitte & Touche LLP concerning
              Unaudited Financial Information.
23.1          Consent of Ernst & Young LLP.
23.2          Consent of Deloitte & Touche LLP.
23.3          Consent of Brown & Wood LLP (included in Exhibit 5,
              which will be filed by amendment).
24            Powers of Attorney (included on signature pages).